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                                                                       Exhibit 1
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Information to Stock Exchanges in India Regarding Acquisition of Sky Capital
International
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October 3, 2000


The Secretary,
The Stock Exchange, Mumbai
Phiroze Jeejebhoy Towers,
Dalal Street,
Mumbai 400 023

Dear Sir,

The Board of Directors, at its meeting held today, decided to acquire the entire share capital of Sky Capital International (SCI), a global IT solutions provider based in Hong Kong.

SCI is a leading IT consultancy based in Hong Kong with a turnover of US $ 24.30 mn in the year ended June 30, 2000 and an expansive network of IT professionals and sales and recruiting staff. SCI is one of Silverline's largest customers. The acquisition of SCI will ensure diversification of revenue streams through greater non-US revenues and direct access to over 50 existing SCI customers in Hong Kong and Japan (which includes blue chips like American Express, AT&T, Cathay Pacific, etc). The acquisition has the potential to enhance Silverline's offshore business component leading to margin expansion. It will also strengthen existing client relationships by expanding range of services and improving delivery capabilities.

The acquisition of SCI has been facilitated due to long standing working relationship between Silverline and SCI. Silverline will pay US $ 22 million in an all cash deal. The shareholders of SCI are Mr. Grahams Simmons, an Australian IT entrepreneur who holds 95% stake and SCI employees.

The valuation of SCI has been carried out by a big five US Accounting firm and the Fairness opinion for the transaction has been provided by a leading Investment Banker in USA.

Thanking you,

Yours faithfully,
For Silverline Technologies Limited

/s/ K. Kulathu Subramanian

K. Kulathu Subramanian
Wholetime Director

CC:  The Secretary                    The Secretary
     The Chennai Stock Exchange,      The Ahmedabad Stock Exchange,
     Exchange Building,               Kamadenu Complex,
     Post Box No. 183,                Opp. Sahajanand College,
     11, Secondline Beach Road,       Panjrapole,
     Chennai 600 001                  Ahmedabad 380 015